                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               FLUOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  [FLUOR LOGO]

Fluor Corporation
3353 Michelson Drive
Irvine, California 92698

January 30, 1998

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders which will be held on Tuesday, March 10, 1998, beginning at 9:00 a.m. at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California. A map showing the meeting location is included for your convenience on the back page of this booklet.

     Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

                                          Sincerely,

                                          /s/ PETER J. FLUOR
                                          ---------------------------
                                          PETER J. FLUOR
                                          Chairman of the Board

                                  [FLUOR LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 10, 1998

     The annual meeting of shareholders of Fluor Corporation will be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Tuesday, March 10, 1998, at 9:00 a.m. Pacific Standard Time, for the following purposes:

     1. To elect four Class II directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the four persons identified in the attached Proxy Statement.

     2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors knows of one shareholder proposal that may be presented at the meeting and that is described in the attached Proxy Statement.

     The Board of Directors has fixed January 13, 1998, as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting.

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

     PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ LAWRENCE N. FISHER
                                          -----------------------------------
                                          LAWRENCE N. FISHER
                                          Senior Vice President-Law and
                                          Secretary

January 30, 1998
Irvine, California

                                  [FLUOR LOGO]

                            ------------------------

                                PROXY STATEMENT
                                JANUARY 30, 1998

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation, 3353 Michelson Drive, Irvine, California 92698 (the "Company" or "Fluor"), of your proxy for use at the annual meeting of shareholders to be held March 10, 1998, or at any adjournment thereof (the "Annual Meeting"). This proxy statement and the accompanying proxy/voting instruction card are being mailed to all shareholders on or about January 30, 1998. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are present at the meeting and elect to vote in person.

     On January 13, 1998, the record date fixed by the Board of Directors, the Company had outstanding 83,115,266 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the meeting, except that shareholders have cumulative voting rights with respect to the election at the meeting of four directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among two or more nominees as the shareholder sees fit. The four nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval. A shareholder proposal regarding the tabulation of votes may be presented at the Annual Meeting and is discussed under the heading "Proposal 3".

     Unless otherwise directed in the accompanying proxy/voting instruction card, the persons named therein will vote FOR the election of the four director nominees listed below, FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 1998, and AGAINST the proposal relating to the tabulation of votes on proposals presented to shareholders. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment, although the Company does not presently know of any other business.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     Under the Company's Certificate of Incorporation and Bylaws, which provide for a "classified" Board, four Class II directors have been nominated for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 2001 and until their respective successors are elected and qualified. The Bylaws, as most recently amended by the Board on January 7, 1998, provide for thirteen directors, five serving as Class I directors, four serving as Class II directors, and four serving as Class III directors.

     Each of the four nominees listed below presently serves as a Class II director of the Company. If any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     In the event anyone other than the four nominees listed below should be nominated for election as a director, the persons named in the proxy may vote cumulatively for less than all the nominees.

  BIOGRAPHICAL

     The following biographical information is furnished with respect to each of the four nominees for election at the Annual Meeting as Class II directors and each of the other Class I and Class III directors whose terms will continue, except as indicated, after the Annual Meeting.

Class II Director Nominees(1):

                CARROLL A. CAMPBELL, JR., age 57.

                Director since 1995; member of the Audit and Finance Committees.

                President and Chief Executive Officer of the American Council of
                 Life Insurance, Washington, D.C.; formerly two-term Governor of
[PHOTO]          South Carolina from 1986; formerly four-term member of the U.S.
                 House of Representatives from 1978.

                Mr. Campbell also is a director of AVX Corporation, Myrtle
                 Beach, South Carolina; Norfolk Southern Corporation, Norfolk, Virginia, and Wackenhut Corporation, West Palm Beach, Florida.

                LORD ROBIN W. RENWICK, age 60.

                Director since September 9, 1997; member of Finance and
                 Governance Committees; Chairman of Fluor Daniel Limited(2)
[PHOTO]          since March 27, 1996.

                Former British Ambassador to the United States from 1991 to
                 1995.

                Lord Renwick also is a director of Robert Fleming Holdings,
                 Ltd., London, England; and British Airways, London, England.

                MARTHA R. SEGER, age 65.

                Director since 1991; Chairman of Finance Committee and member of
                 Executive and Governance Committees.

                Economic consultant and principal of M.R. Seger & Associates, a financial and economic consulting firm, since 1994. Distinguished Visiting Professor of Finance, Northern Arizona University, commencing 1998. Formerly Visiting Professor,
[PHOTO] Hillsdale College, from 1996; Distinguished Visiting Professor of Finance, Central Michigan University, from 1995 and American Graduate School of International Management, from 1993; formerly Member, Board of Governors of the Federal Reserve System from 1984. Dr. Seger also is a director of Amoco, Chicago, Illinois; Kroger Company, Cincinnati, Ohio; Tucson Electric Power Company, Tucson, Arizona; and Xerox Corporation, Stamford, Connecticut.

                JAMES C. STEIN, age 54.

                Director since December 9, 1997.

                Member of Office of the Chairman, since January 1, 1998;
                 President and Chief Operating Officer of Fluor Daniel, Inc.(3)
[PHOTO] since March 10, 1997; formerly Group President, Diversified Services, of that company from 1994; formerly President, Business Units, of that company from 1993; formerly President, Industrial Sector, of that company from 1986; joined the Company in 1964.

Class III Directors -- Term Expires 1999(1):

DON L. BLANKENSHIP, age 47.

Director since 1996; member of Finance Committee.

Member of Office of the Chairman, since January 1, 1998; President, Chief
  Executive Officer and Chairman of the Board of A. T. Massey Coal Company, Inc.(4) since 1992; formerly President and Chief Operating Officer of that subsidiary from 1990; formerly President of Massey Coal Services, Inc.(5) from 1989; joined Rawl Sales & Processing Co.(6) in 1982.

PETER J. FLUOR, age 50.

Non-executive Chairman of the Board since January 1, 1998; Director since 1984;
  Chairman of Audit and Executive Committees and member of Organization and Compensation Committee. Member of Office of the Chairman, since January 1, 1998.

President and CEO of Texas Crude Energy, Inc., Houston, Texas since 1980; joined that company in 1972.

Mr. Fluor also is a director of Seagull Energy Corporation, Houston, Texas; and a member of the advisory board of Texas Commerce Bank National Association, Houston, Texas.

BOBBY R. INMAN, age 66.

Director since 1985; Chairman of Organization and Compensation Committee and member of Executive and Governance Committees.

Admiral, U.S. Navy (Retired).

Admiral Inman also is a director of Science Applications International
  Corporation, La Jolla, California; SBC Communications Inc. (formerly Southwestern Bell Corporation), San Antonio, Texas; Temple-Inland Inc., Diboll, Texas; and Xerox Corporation, Stamford, Connecticut.

JAMES O. ROLLANS, age 55.

Director since December 9, 1997.

Member of Office of the Chairman, since January 1, 1998; Chief Administrative
  Officer since 1994; Senior Vice President since 1992; formerly Chief Financial Officer from 1992; formerly Vice President, Corporate Communications from 1982; joined the Company in 1982.

Mr. Rollans also is a director of Flowserve Corporation, Dallas, Texas.

Class I Directors -- Term Expires 2000(1):

DAVID P. GARDNER, age 64.

Director since 1988; Chairman of Governance Committee; member of Executive and
  Organization and Compensation Committees.

President of the William and Flora Hewlett Foundation since 1993; formerly
  President of the University of California from 1983; and formerly President of the University of Utah from 1973.

Dr. Gardner also is a director of the John Alden Financial Corporation, Miami,
  Florida; and the First Security Corporation, Salt Lake City, Utah.

THOMAS L. GOSSAGE, age 63.

Director since 1997; member of Finance and Organization and Compensation
  Committees.

Retired Chairman and Chief Executive Officer of Hercules Incorporated,
  Wilmington, Delaware, since January 1, 1997; formerly in such positions from 1991.

Mr. Gossage also is a director of The Dial Corporation, Phoenix, Arizona; and
  Alliant Techsystems, Inc., Hopkins, Minnesota.

VILMA S. MARTINEZ, age 54.

Director since 1993; member of Audit and Governance Committees.

Partner in Munger, Tolles & Olson, Los Angeles, California since 1982.

Ms. Martinez also is a director of Anheuser-Busch Companies, Inc., St. Louis,
  Missouri; Sanwa Bank California, Los Angeles, California; and Shell Oil Company, Houston, Texas.

LESLIE G. MCCRAW, age 63.(7)

Director since 1984; member of Governance Committee.

Retired January 1, 1998, as Chairman and Chief Executive Officer of the Company;
  formerly in such positions from 1991; joined the Company in 1975.

Mr. McCraw also is a director of Allergan, Inc., Irvine, California, and New
  York Life Insurance Company, New York, New York.

DEAN R. O'HARE, age 55.

Director since August 13, 1997; member of Audit and Organization and
  Compensation Committees.

Chairman and Chief Executive Officer of The Chubb Corporation, Warren, New
  Jersey, since 1988.
---------------

(1) Except as otherwise indicated, all positions are with the Company.

(2) Fluor Daniel Limited, which provides engineering, procurement and construction services in the United Kingdom of Great Britain, is an indirectly wholly-owned subsidiary of the Company.

(3) Fluor Daniel, Inc., which provides design, engineering, procurement, construction management, maintenance and other diversified services to a wide range of industrial, commercial, utility, natural resources, energy and governmental clients, is an indirectly wholly-owned subsidiary of the Company.

(4) A. T. Massey Coal Company, Inc. ("A. T. Massey") is an indirectly wholly-owned subsidiary of the Company, which, along with A. T. Massey's subsidiaries, conducts A. T. Massey's coal-related businesses.

(5) Massey Coal Services, Inc. is a wholly-owned subsidiary of A. T. Massey.

(6) Rawl Sales & Processing Co. is a wholly-owned subsidiary of A. T. Massey.

(7) Mr. McCraw has announced he will not stand for re-election at the Annual Meeting.

    STOCK OWNERSHIP

     The following information is furnished with respect to each director and nominee for director, each of the five most highly compensated executive officers of the Company for the last completed fiscal year (the "Named Executive Officers") and all current directors and executive officers of the Company as a group as to ownership of shares of Common Stock of the Company as of January 13, 1998.

                                                                            CONSISTING IN PART OF
                                                                              SHARES UNDER/WITH
                                                                      ---------------------------------
                                                                                         VOTING AND
                                                        SHARES        EXERCISABLE     INVESTMENT POWER
                                                     BENEFICIALLY        STOCK        -----------------
                                                     OWNED(1)(2)        OPTIONS        SOLE       SHARED
                                                     ------------     -----------     -------     -----
Class II Director Nominees:
  Carroll A. Campbell, Jr..........................       1,820              --         1,820        --
  Lord Robin W. Renwick............................       1,700              --         1,700        --
  Martha R. Seger..................................       2,956              --         2,956        --
  James C. Stein(3)................................      72,358          48,186        24,172        --
Class III Directors:
  Don L. Blankenship(3)............................      56,141          31,377        24,764        --
  Peter J. Fluor...................................      21,549              --        21,549        --
  Bobby R. Inman...................................       4,560              --         4,560        --
  James O. Rollans(3)..............................      94,832          64,565        30,267        --
Class I Directors:
  David P. Gardner.................................       3,730              --         3,730        --
  Thomas L. Gossage................................       2,500              --         2,500        --
  Vilma S. Martinez................................       1,970              --         1,970        --
  Leslie G. McCraw(3)..............................     391,121         252,390       138,731        --
  Dean R. O'Hare...................................       2,500              --         2,500        --
Other Named Executive Officers:
  J. Michal Conaway................................      28,144          14,440        13,704        --
All directors and executive officers as a group (19
  persons) including the above.....................     842,203         500,796       339,989     1,418

---------------

(1) Each individual owns less than .5% and the group owns approximately 1% of the outstanding shares of Common Stock of the Company.

(2) In addition to the foregoing beneficial ownership amounts, the Directors listed below have elected the Common Stock valuation method for valuing all or a portion of their deferred directors' fees (see section entitled "Directors' Fees" at page 15 hereof) and, as of December 31, 1997, such amounts constitute the economic equivalent of the following numbers of shares of Common Stock:

                                                                 ECONOMIC EQUIVALENT
                                                                  NUMBER OF SHARES
                                                                 -------------------
            Carroll A. Campbell, Jr............................          2,987
            Peter J. Fluor.....................................         14,747
            David P. Gardner...................................          3,660
            Vilma S. Martinez..................................          4,712
            Dean R. O'Hare.....................................            295
            Martha R. Seger....................................            569

(3) This individual is also a Named Executive Officer.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee, Executive Committee, Finance Committee, Governance Committee and Organization and Compensation Committee.

  Audit Committee

     The principal duties of the Audit Committee are to nominate the firm of independent auditors for appointment by the Board; to meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Peter J. Fluor (Chairman), Carroll A. Campbell, Jr., Vilma S. Martinez and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held five meetings during fiscal year 1997, four regular meetings and a special meeting to review and approve the Company's 1996 Annual Report, Form 10-K and proxy materials. At the end of each of the regular meetings, the members met privately with the Company's independent auditors without any Company officers or other personnel present.

  Executive Committee

     When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Restated Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; the declaration of a dividend; or the issuance of stock. The members of the Executive Committee are Peter J. Fluor (Chairman), David P. Gardner, Bobby R. Inman and Martha R. Seger. The Executive Committee held no meetings, and took action by unanimous written consent on four occasions, during fiscal year 1997.

  Finance Committee

     The function of the Finance Committee is to review and make recommendations to the Board regarding the Company's financing needs and plans and dividend policy, to review and, where delegated by the Board, approve new debt financings, acquisitions and dispositions of business units and major capital assets, to review the financial performance of acquisitions and equity investments and to monitor the investment policy and performance of the Company's employment and other benefit trust funds, and to review the Company's risk management activities, including insurance coverage. The members of the Finance Committee are Martha R. Seger (Chairman), Don L. Blankenship, Carroll A. Campbell, Jr., Thomas L. Gossage and Lord Robin W. Renwick. The Finance Committee was initially formed on March 11, 1997, and held one meeting during fiscal year 1997.

  Governance Committee

     The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are David P. Gardner (Chairman), Bobby R. Inman, Vilma S. Martinez, Leslie G. McCraw, Lord Robin W. Renwick and Martha R. Seger. During fiscal year 1997, the Governance Committee held four meetings. The Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors of the

Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

  Organization and Compensation Committee

     The principal duties of the Organization and Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Organization and Compensation Committee are Bobby R. Inman (Chairman), Peter J. Fluor, David P. Gardner, Thomas L. Gossage and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any subsidiary. The Organization and Compensation Committee held four meetings, and took action by unanimous written consent on seven occasions, during fiscal year 1997.

NOTICE OF DIRECTOR NOMINATIONS

     The Company's Bylaws also require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 30 nor more than 60 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

BOARD AND COMMITTEE ATTENDANCE

     During fiscal year 1997, the Board held four regular meetings, one of which was followed by an extensive strategic planning session, and held two meetings via teleconference. The Board took action by unanimous written consent on three occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

OTHER MATTERS

     Vilma S. Martinez, a director of the Company, is a partner in the law firm of Munger, Tolles and Olson. Certain subsidiaries of the Company retained the law firm during fiscal year 1997 and have continued to retain the firm in fiscal 1998. The amount of fees paid to the firm in fiscal 1997 did not exceed five percent of the law firm's gross revenues for the firm's last full fiscal year.

     In fiscal 1994, the Company made an interest-free loan in the amount of $200,000 to Charles R. Cox, a former executive officer of the Company, to be used to defray expenses associated with Mr. Cox's relocation to Fluor Daniel's Greenville, South Carolina office. As of October 31, 1997, $50,000 was outstanding on this loan. The remaining balance of the loan is due on February 1, 1998.

     In March 1996, the Company made an interest-free loan in the amount of $247,942 to Richard M. Teater, a former executive officer of the Company, to be used to defray expenses associated with Mr. Teater's relocation from Irvine, California to Dallas, Texas. As of October 31, 1997, $185,957 was outstanding on this loan. The remaining balance of the loan is due in three equal annual installments on February 1 of each year.

SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

     The Legal Services Group of the Company has ongoing responsibility for filing reports required by Section 16(b) of the Securities Exchange Act of 1934 ("Section 16") on behalf of executive officers and directors. Based upon a review of forms received by the Company during and with respect to the Company's most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company's stock that failed to file on a timely basis any Forms 3, 4 or 5, except as follows: One Form 4 for Mr. Richard A. Flinton was not filed on a timely basis to report one transaction; One Form 3 for Mr. Thomas Gossage was amended to add additional shares which were inadvertently omitted from the original Form 3, and accordingly, the amended Form 3 was not timely; and, one Form 4 for each of the following persons was not filed on a timely basis to report one transaction that consisted in each case of the settlement in cash on September 10, 1997, of certain restricted units previously awarded in exempt transactions under the Company's employee stock plans: Dennis W. Benner, Don L. Blankenship, Charles J. Bradley, Lila J. Churney, J. Michal Conaway, Jake Easton III, Lawrence N. Fisher, Leslie G. McCraw, Charles R. Oliver, James O. Rollans, James C. Stein, and Lee C. Tashjian. This filing was occasioned by an interpretation by the staff of the Securities and Exchange Commission issued during the fiscal year, of the regulations under Section 16, which interpretation represented a position contrary to the position previously taken by the Company.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     As you are undoubtedly aware, fiscal 1997 was a disappointing year from an earnings perspective for Fluor Corporation and its major operating unit Fluor Daniel. On the other hand, A.T. Massey continued to perform above expectations, with a 15% increase in earnings over fiscal 1996. Consistent with the Company's pay for performance philosophy, fiscal 1997 compensation levels for senior executives of the Company were impacted accordingly.

     The Company's compensation programs are designed to attract, motivate and retain key employees with incentives that are linked to specific performance measures in order to enhance shareholder value. The Company's executive compensation program consists of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance and individual performance; and (3) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at-risk" portion of the compensation program. To further align management's interests with those of the shareholders, the Company, on the recommendation of this Committee, has adopted stock ownership targets for its officers. These target guidelines are intended to encourage stock ownership by the Company's management group.

     The philosophy for establishing specific compensation levels for members of senior management and other key employees is to link total compensation to achievement of the Company's business goals and to measure total compensation against that of a broad group of general industry companies of similar size(1). For this purpose, this Committee uses the surveys of two of the major compensation consulting firms, Hewitt Associates LLC and Towers Perrin, as reference points. The general policy of the Committee is to position executive base salaries at approximately the 50th percentile of the general industry group, with salary plus bonus at the 50th to 60th percentile when targeted performance is attained. Total compensation is positioned at the 75th percentile range based upon stock price appreciation and achievement of earnings exceeding target levels, with the potential for additional compensation up to the 90th percentile in total compensation for extraordinary performance as measured by the achievement of specific earnings growth and/or stock price objectives set by this Committee.

BONUSES

     Under the Company's Executive Incentive Compensation Plan, a minimum rate of return on average shareholders' equity must be achieved before bonuses can be paid and further limits are placed on the maximum amount of earnings that can be paid out as bonuses. Bonuses may not be paid unless net earnings,

---------------

(1) This group covers a broad range of industries and is not limited to companies in the Dow Jones Heavy Construction Group that is used for the Performance Graph set forth on page 15 hereof.

excluding extraordinary, unusual or infrequently occurring items, exceed a return on average shareholders' equity that is calculated on the basis of average yield for the year on one year United States Treasury Bills. Further, the total amount of bonuses paid together with accruals for the year under the Company's long-term incentive program, may not exceed either (a) 20% of pre-tax earnings (excluding extraordinary, unusual or infrequently occurring items and the award fund itself) or (b) 10% of average shareholders' equity. The plan covers approximately 800 management employees, including all Named Executive Officers other than Mr. Blankenship(2). The target amount payable out of the fund to each executive is based on the executive's target bonus, with the actual amount paid based upon a combination of various company performance criteria, and upon individual performance. The bonus award for the CEO is determined by this Committee and the bonus award of each other executive officer is reviewed and approved by this Committee. Based upon fiscal 1997 financial performance, no bonus awards were granted to the twenty most senior Fluor and Fluor Daniel executives, including the CEO and all of the Named Executive Officers other than Mr. Blankenship.

  Long Term Incentive Program

     Approximately 600 management employees, including all of the Named Executive Officers participate in the Company's long-term incentive program. This program's primary purpose is to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests, and to foster the retention of key management personnel. It is the Committee's intent that all amounts to be awarded under this program qualify as performance-based compensation under IRS definitions.

     Under the long-term incentive program, the Committee may make grants of the following: (a) cash incentive awards which are based upon meeting earnings targets established by the Committee; (b) stock options which become exercisable on terms established by the Committee and which have value only if shareholder value is increased and (c) restricted stock which may be awarded only if return on equity targets are achieved. The weighting of awards between the earnings-based cash portion and the stock portion is primarily a function of responsibility, with the more senior executives having a greater portion of their awards dependent on stock performance. To achieve higher than mid-range compensation up to the 75th percentile range would require performance in excess of the established targets. Shortly after the close of fiscal 1997, participating executives, including the CEO and all of the Named Executive Officers received a payout of a previously granted cash incentive award which was based upon earnings targets previously established for the fiscal 1995 through 1997 period. These awards were materially impacted by fiscal 1997 earnings performance. The awards paid to Fluor and Fluor Daniel executives were 46% below the prior year's payout for the 1994-1996 three year period and the awards paid to A.T. Massey executives were 19% above the amounts paid for the 1994-1996 three year period. Cash incentive awards for the fiscal 1996-1998 and fiscal 1997-1999 periods will be likewise affected. In addition, all stock options granted to senior executives as far back as 1991 now have an exercise price which is higher than the current stock price.

  Directors' Achievement Award Program

     Early in fiscal 1995, a Directors' Achievement Award Program was recommended by this Committee and approved by the Board. The purpose of this program was to focus the senior executives on maximizing overall Company financial performance and achieving substantial increases in shareholder value. The program provided for performance-contingent cash and stock-based awards for senior executives which would become payable only if the very aggressive earnings growth and stock price performance goals established by this Committee were achieved within a limited time frame. The time frame for the achievement of the stock price performance goals has now expired. Accordingly the ability to earn the awards based on stock price performance has ended.

---------------

(2) Mr. Blankenship participates in the A.T. Massey Bonus Plan which covers management employees of A.T. Massey and provides annual bonus awards based on individual and company performance. Mr. Blankenship's awards under the A.T. Massey Bonus Plan are reviewed and approved by this Committee.

  Conclusion

     As a consequence of the fiscal 1997 financial performance of Fluor and its two main operating units, Fluor Daniel and A.T. Massey, the "at risk" compensation shown in the Summary Compensation Table for the Fluor and Fluor Daniel Named Executive Officers as a group was $2,030,295, a reduction of $2,135,828 (51%) from the prior year. The "at risk" compensation shown in the Summary Compensation Table for Mr. Blankenship, the A.T. Massey Named Executive Officer, was $839,285, an increase of $60,967 (8%) over the prior year. All amounts paid or accrued during fiscal year 1997 under the above-described plans and programs are included in the tables which follow. No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

ORGANIZATION AND COMPENSATION COMMITTEE

           Bobby R. Inman       David P. Gardner       Dean R. O'Hare
                     Thomas L. Gossage       Peter J. Fluor

January 30, 1998

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 31, 1995, 1996 and 1997, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                     ---------------------------------
                                        ANNUAL COMPENSATION                  AWARDS
                                  --------------------------------   -----------------------   PAYOUTS
                                                         OTHER       RESTRICTED   SECURITIES   -------
                                                         ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
   NAME AND PRINCIPAL      FISCAL SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS/    PAYOUTS   COMPENSATION
        POSITION           YEAR   ($)(A)    ($)(A)       ($)(B)        ($)(C)      SARS(#)       ($)        ($)(D)
-------------------------  ----   -------   -------   ------------   ----------   ----------   -------   ------------
L. G. McCraw.............  1997   875,040         0      227,024       974,063            0    138,336      739,759
  Chairman and Chief       1996   830,040   975,000      219,133       877,719      115,880    464,160      321,009
  Executive Officer        1995   754,800   840,000      161,281       159,794       77,800    348,400      280,340
D. L. Blankenship........  1997   425,040   425,000       60,365       177,520            0    176,400       91,984
  Chairman and Chief       1996   375,000   380,000       57,009       204,069       16,260    137,240       76,295
  Executive Officer,       1995   325,020   320,000       44,381       382,588       42,100          0      142,930
  A. T. Massey Coal
    Company, Inc.
J. C. Stein..............  1997   378,565         0       33,880       177,520            0     50,867      663,843
  President and Chief      1996   325,020   235,000       32,638       110,081        8,700    154,334      264,237
  Operating Officer,       1995   305,040   220,000       23,952       382,588       42,100    145,109      159,028
  Fluor Daniel, Inc.
J. O. Rollans............  1997   375,000         0       59,248       177,520            0     38,878       96,063
  Senior Vice President/   1996   360,000   295,000       56,393       204,069       16,260    130,259      197,594
  Chief Administrative     1995   335,040   280,000       40,642       468,089       49,590     74,558       90,212
  Officer
J. M. Conaway............  1997   342,342         0       16,016        95,760            0     41,183       69,713
  Senior Vice President
    and                    1996   300,000   200,000       13,261        88,838        7,100    110,238       41,077
  Chief Financial          1995   270,000   185,000        7,379       269,114        7,100    108,875       35,700
  Officer

---------------

(A) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(B) Amounts shown as Other Annual Compensation represent restricted unit payments for the benefit of each Named Executive Officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such Named Executive Officer.

(C) The amount reported in the table represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 1995, 1996 and 1997, the Company awarded 22,970, 24,430 and 26,220 shares to all Named Executive Officers as a group. With respect to shares granted in fiscal year 1995, 19,270 shares of restricted stock awarded vest at 10% per year and 3,700 shares of restricted stock awarded under the Directors' Achievement Award Program vest only if the Company achieves a certain level of annual net earnings in the four-year period ending October 31, 1998. With respect to shares granted in fiscal year 1996, 20,730 shares of restricted stock awarded vest at 10% per year and 3,700 shares of restricted stock awarded under the Directors' Achievement Award Program vest only if the Company achieves a certain level of annual net earnings in the four-year period ending October 31, 1998. With respect to shares granted in fiscal year 1997, 22,520 shares of restricted stock awarded vest at 10% per year and 3,700 shares of restricted stock awarded under the Directors' Achievement Award Program vest only if the Company achieves a certain level of annual net earnings in the four-year period ending October 31, 1998. If the Company achieves the target, the restrictions on the stock lapse one third upon the announcement of such earnings, and one third on each of the next two yearly anniversaries thereof. (This amount is reduced by 50% if a certain lower net earnings target is achieved during the same period). As of the end of the 1997 fiscal year, the aggregate restricted stock holdings for each of the above Named Executive Officers consisted of the following: (i) Mr. McCraw: 72,188 shares with a value of $3,027,384; (ii) Mr. Blankenship: 22,966 shares with a value of $963,137;
    (iii) Mr. Stein: 18,602 shares with a value of $780,121; (iv) Mr. Rollans:
    26,001 shares with a value of $1,090,417; and (v) Mr. Conaway: 9,909 shares with a value of $415,559. As of the end of fiscal year 1997, aggregate restricted stock holdings for the Company consisted of 758,338 shares with a value of $31,802,802 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Quarterly dividends of $.20 per share are currently paid to all shareholders of record.

(D) The total amounts shown in this column for the last fiscal year consist of the following: (i) Mr. McCraw: $143,192 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $168,078 -- Benefit attributable to Company-owned life insurance policy; $421,415 -- Residential equity loss reimbursement occasioned by relocation; $7,074 -- Miscellaneous expenses; (ii) Mr. Blankenship: $51,012 -- Benefit attributable to Company-owned life insurance policy; $30,200 -- A.T. Massey contributions and other allocations to defined contribution plans and related excess benefit plans; $10,772 -- Miscellaneous expenses; (iii) Mr.
    Stein: $60,039 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $24,342 -- Benefit attributable to Company-owned life insurance policy; $535,257 -- Residential equity loss reimbursement occasioned by relocation; $39,523 -- Relocation expenses; $4,233 -- Miscellaneous relocation expenses; $449 -- Miscellaneous expenses; (iv) Mr. Rollans: $58,305 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $37,758 -- Benefit attributable to Company-owned life insurance policy; and
    (v) Mr. Conaway: $43,835--Company contributions and other allocations to defined contribution plans and related excess benefit plans;
    $25,878 -- Benefit attributable to Company-owned life insurance policy.

STOCK OPTIONS

     There were no stock options granted to the Named Executive Officers during the last fiscal year.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of fiscal 1997:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                                                OPTIONS/SARS
                                  SHARES       VALUE        AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(A)
                                ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
             NAME               EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -------------
L. G. McCraw..................     24,000      890,628     223,420        193,680        179,558           0
D. L. Blankenship.............          0            0      31,377         52,103              0           0
J. C. Stein...................      3,896      221,351      51,244         48,678        223,033           0
J. O. Rollans.................          0            0      60,500         61,785         43,360           0
J. M. Conaway.................          0            0      12,665         34,625            850           0

---------------

(A) Market value of underlying securities at fiscal year-end, minus the exercise price.

LONG-TERM AWARDS

     The following table provides information with respect to the Named Executive Officers concerning cash incentive awards made during fiscal 1997 under the Company's Long-Term Incentive Award Program. Each award under the Company's Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by the Organization and Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any. There were no cash incentive awards to the Named Executive Officers under the Directors' Achievement Award Program during fiscal 1997.

             LONG-TERM INCENTIVE PROGRAM-AWARDS IN LAST FISCAL YEAR

                                                                  ESTIMATED FUTURE PAYOUTS
                                                                 UNDER NON-STOCK PRICE BASED
                                              PERFORMANCE OR             PLANS($)(A)
                                               OTHER PERIOD     -----------------------------
                                             UNTIL MATURATION               MIDDLE
                       NAME                     OR PAYOUT       THRESHOLD   TARGET    MAXIMUM
        -----------------------------------  ----------------   ---------   -------   -------
        L. G. McCraw.......................        1 year              0    240,000   480,000
        D. L. Blankenship..................       3 years         16,900     67,400   134,700
        J. C. Stein........................        1 year              0     67,400   134,800
        J. O. Rollans......................        1 year              0     67,400   134,800
        J. M. Conaway......................        1 year              0     88,200   176,400

---------------

(A) Mr. Blankenship's award is payable if certain thresholds are met based on consolidated earnings before interest, taxes, depreciation and amortization of A.T. Massey rather than Fluor Daniel earnings.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. defined benefit pension plans (the "A.T. Massey Pension Plans"), as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries. Mr. Blankenship is the only Named Executive Officer participating in the A.T. Massey Pension Plans.

     A participant's remuneration covered by the A.T. Massey Pension Plans is his average salary and bonus (as reported in the Summary Compensation Table) for the highest 60 consecutive months in the 120-month period immediately preceding the determination date. As of the end of the last calendar year, Mr. Blankenship's covered compensation under the A.T. Massey Pension Plans was $160,000, his covered compensation under the non-qualified supplemental pension was $516,795, for a combined covered compensation average of $676,795. He had been credited with sixteen years of service as of the end of the last calendar year. Benefits shown are computed as a ten year certain and life annuity beginning at age 65 with no deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                YEARS OF SERVICE

    REMUNERATION        10           15           20           25           30        35 OR MORE
    ------------     --------     --------     --------     --------     --------     ----------
      $250,000       $ 37,500     $ 56,250     $ 75,000     $ 93,750     $112,500      $131,250
      $300,000       $ 45,000     $ 67,500     $ 90,000     $112,500     $135,000      $157,500
      $400,000       $ 60,000     $ 90,000     $120,000     $150,000     $180,000      $210,000
      $450,000       $ 67,500     $101,250     $135,000     $168,750     $202,500      $236,250
      $500,000       $ 75,000     $112,500     $150,000     $187,500     $225,000      $262,500
      $525,000       $ 78,750     $118,125     $157,500     $196,875     $236,250      $275,625
      $550,000       $ 82,500     $123,750     $165,000     $206,250     $247,500      $288,750
      $575,000       $ 86,250     $129,375     $172,500     $215,625     $258,750      $301,875
      $600,000       $ 90,000     $135,000     $180,000     $225,000     $270,000      $315,000
      $625,000       $ 93,750     $140,625     $187,500     $234,375     $281,250      $328,125
      $650,000       $ 97,500     $146,250     $195,000     $243,750     $292,500      $341,250
      $675,000       $101,250     $151,875     $202,500     $253,125     $303,750      $354,375
      $700,000       $105,000     $157,500     $210,000     $262,500     $315,000      $367,500
      $725,000       $108,750     $163,125     $217,500     $271,875     $326,250      $380,625
      $750,000       $112,500     $168,750     $225,000     $281,250     $337,500      $393,750
      $775,000       $116,250     $174,375     $232,500     $290,625     $348,750      $406,875
      $800,000       $120,000     $180,000     $240,000     $300,000     $360,000      $420,000

PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG FLUOR CORPORATION,
                    S&P 500 AND DJ HEAVY CONSTRUCTION GROUP

                                    [GRAPH]

                                1992    1993    1994    1995    1996    1997
                                ----    ----    ----    ----    ----    ----
Fluor Corporation(1)(2)        100.00   92.36  113.42  131.06  153.50   97.69
S&P 500                        100.00  114.95  119.40  150.97  187.35  247.52
DJ Heavy Construction Group    100.00   96.45  118.05   85.56   98.67   88.58

---------------
(1) The above graph compares the performance of Fluor Corporation with that of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index, which is a published industry index.

(2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 31, 1992 in each of Fluor Corporation, the S&P 500 Composite Group and the Dow Jones Heavy Construction Industry Group, with investment weighted on the basis of market capitalization.

CHANGE OF CONTROL PROVISIONS IN CERTAIN PLANS

     Under the Company's "Stock Plans," which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company or (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

DIRECTORS' FEES

     Ten of the thirteen present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid a retainer at the annual rate of $30,000 or, in the case of Chairmen of Board Committees, $34,000, plus a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. Each such director also receives a $2,000 annual California tax allowance.

Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in common stock of the Company. In calendar 1997, Carroll A. Campbell, Jr., Peter J. Fluor, David P. Gardner, and Vilma S. Martinez chose to defer all of their directors' fees and each elected the common stock valuation method. Dean
R. O'Hare and Martha R. Seger chose to defer 50% of their retainer fees and elected the common stock valuation method.

     Under the Stock Plan for Non-Employee Directors (the "1995 Director Stock Plan"), Directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive, when they become Directors, 1,000 shares of restricted common stock and restricted units in an amount determined by the Organization and Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. The 1995 Director Stock Plan was approved by the shareholders of the Company at the Annual Meeting on March 14, 1995. Under the 1995 Director Stock Plan, 1,000 shares of restricted stock and 570 restricted units were granted on the date of such approval to each of Carroll A. Campbell, Jr., Peter J. Fluor, David P. Gardner, Bobby R. Inman, Vilma S. Martinez and Martha R. Seger. Restrictions on the sale or transfer of such restricted shares lapsed 20% on the date of grant and will lapse in four equal increments on each of the four succeeding anniversaries of the award date. Also under such plan, 1,000 shares of restricted stock and 570 restricted units were granted to Thomas L. Gossage, Dean R. O'Hare and Lord Robin W. Renwick in fiscal 1997. Awards are made on a date determined by the Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14. The value of 1,000 shares of stock on March 14, 1997, was $58,688. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1995 Director Stock Plan.

     In addition to benefits available under the 1995 Director Stock Plan, directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive grants of restricted common stock under the 1997 Fluor Restricted Stock Plan for Non-Employee Directors (the "1997 Director Stock Plan"). The 1997 Director Stock Plan was approved by the shareholders of the Company at the Annual Meeting on March 11, 1997. The 1997 Director Stock Plan provides for two types of restricted stock grants. First, it provided for one-time grants to eligible directors serving on the Board on date of approval by the shareholders. Such grants were made in consideration of cancellation of retirement benefits accrued under the Fluor Corporation Retirement Plan for Outside Directors, which was canceled concurrently with the approval of the 1997 Director Stock Plan. The estimated aggregate present value of accrued retirement benefits under the Fluor Corporation Retirement Plan for Outside Directors at October 31, 1996, was approximately $850,632. Outside directors then serving on the Board, who held accrued retirement benefits, Carroll A. Campbell, Jr., Peter
J. Fluor, David P. Gardner, William R. Grant, Bobby R. Inman, Robert V. Lindsay, Vilma S. Martinez and Martha R. Seger, received such one time grants of restricted shares. The second type of grant provided under the 1997 Director Stock Plan consists of annual grants of 500 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan lapse once such stock has been held for at least six months, the applicable director has served on the Board for at least six years and the director either attains the age for mandatory retirement (72 years) or becomes permanently and totally disabled. As of March 11, 1997, the value of 500 shares of stock was $32,188. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1997 Director Stock Plan.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                   PROPOSAL 2

     The Board has appointed the firm of Ernst & Young LLP, which firm was engaged as independent auditors for the fiscal year ended October 31, 1997, to audit the financial statements of the Company for the fiscal year ending October 31, 1998. A proposal to ratify this appointment is being presented to the shareholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

 SHAREHOLDER PROPOSAL: REGARDING THE TABULATION OF VOTES ON PROPOSALS WHICH ARE
                           PRESENTED TO SHAREHOLDERS

                                   PROPOSAL 3

     The New York City Employees Retirement System ("NYCERS"), 1 Centre Street, New York, NY 10007, has given the Company notice that it intends to present the following proposal (the "Proposal") for action at the Annual Meeting. NYCERS did not furnish a statement in support of the Proposal. Information concerning the number of shares of stock of the Company owned by NYCERS will be furnished by the Company to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

TEXT OF THE SHAREHOLDER'S PROPOSAL

          RESOLVED, that the shareholders of FLUOR CORPORATION request that the Board of Directors amend the By-Law provisions which describe how voted shares, non-voted shares and abstentions are counted, to ensure, for the purpose of determining whether a proposal has been approved, that only the shares voted for and the shares voted against any proposal, which is presented in the company's proxy statement or introduced from the floor at an annual or special meeting of the company, shall be counted. Accordingly, we request that such By-Law provisions be amended to provide that shares considered present at the annual or any special meeting that are NOT voted for or against a particular proposal, including broker non-votes and abstentions, not be counted for or against the approval of the proposal.

STATEMENT BY THE COMPANY IN OPPOSITION TO THE PROPOSAL

     In the opinion of the Company, the effect of the Proposal would be to ask the Company to disregard the actions of shareholders who abstain from voting on a matter at the Company's meetings of shareholders. The Company opposes the Proposal because the Company believes that it should give effect to the wishes of a shareholder who abstains on a matter presented for a shareholder vote, and because the Company believes that implementation of the Proposal could confuse shareholders.

     As disclosed in the Company's annual proxy statement pursuant to rules of the Securities and Exchange Commission, currently "Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders." (The Proposal would not affect the Company's treatment of broker non-votes, which as disclosed in the proxy statement currently "are not counted for purposes of determining whether a proposal has been approved.") Thus, the effect of an abstention is to raise the number of "for" votes needed in order for a matter to be approved by shareholders. The Company believes that shareholders often prefer to abstain on a matter as to which they have no opinion or which they do not support but, for policy reasons, do not wish to vote against. Implementation of the Proposal would require the Company to not count the proxy of a shareholder who abstains. As a result, if the Proposal were implemented, any matter presented for a shareholder vote by the Company, such as adoption of a new compensation plan, and any matter presented by a shareholder, could be approved even if a majority of shareholders abstained on the vote. The Company believes that a decision to abstain is a conscious and legitimate voting decision and should not be disregarded.

     Further, the Company believes that implementation of the Proposal could confuse shareholders. Under regulations of the Securities and Exchange Commission, the Company is required to provide a space on its proxy cards where shareholders can abstain as to any matter being voted on (other than an election to office). The Company believes that most shareholders would expect that their decision to check the "abstain" box on their proxy card would be given effect, and that in fact most public companies count abstentions in the tabulation of votes cast on a matter. As a result of the Securities and Exchange Commission requirements and the treatment most companies afford abstentions, the Proposal could result in shareholders voting to abstain with the expectation that their vote would be recognized. However, their expectation would not be fulfilled if the Proposal were implemented. In order to avoid such confusion, the Company believes that the Proposal should not be implemented.

     For these reasons, the Company urges you to vote "AGAINST" the Proposal.

                                 OTHER BUSINESS

     The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

     The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 30 nor more than 60 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by the shareholder, and (c) any material interest of the shareholder in such business.

                SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1999 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting no later than October 1, 1998.


                                          /s/ LAWRENCE N. FISHER
                                          -----------------------------
                                          LAWRENCE N. FISHER
                                          Senior Vice President-Law and
                                          Secretary

January 30, 1998
Irvine, California
                                      map

                            [LOGO] FLUOR CORPORATION

         PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING MARCH 10, 1998

        The undersigned, a shareholder of FLUOR CORPORATION, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended October 31, 1997; and, revoking any proxy previously given, hereby constitutes and appoints J.C. Stein, J.O. Rollans and L.N. Fisher, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of FLUOR CORPORATION standing in the name of the undersigned at the Annual Meeting of Shareholders of FLUOR CORPORATION, on Tuesday, March 10, 1998 at 9:00 A.M., and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

        THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY A 401(K) PLAN SPONSORED BY FLUOR CORPORATION OR A SUBSIDIARY, SUCH AS THE FLUOR CORPORATION SALARIED EMPLOYEES' SAVINGS INVESTMENT PLAN, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME MANNER AND IN THE SAME PROPORTION AS THE SHARES FOR WHICH THE TRUSTEE RECEIVES VALID VOTING INSTRUCTIONS.

-------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE.



(continued and to be signed on reverse side)

-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

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
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THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS            Please mark
PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES AND FOR                your votes as  [X]
PROPOSAL 2 AND AGAINST PROPOSAL 3.                                                                       indicated in
                                                                                                         this sample

----------------------------------------------------------------------------------------------------------------------------------
    The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2 and AGAINST Proposal 3.
----------------------------------------------------------------------------------------------------------------------------------
1. Election of Class II Directors: Carroll A. Campbell, Jr., Robin W. Renwick, Martha R. Seger and James C. Stein

FOR all nominees listed         WITHHOLD AUTHORITY              INSTRUCTIONS: To withhold authority to vote
 (except as marked to             to vote for all               for any individual nominee, strike a line
    the contrary)                 nominees listed)              through the nominee's name in the list above.
        [ ]                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
2. Ratification of the appointment of Ernst & Young LLP as auditors for 1998.

                FOR             AGAINST         ABSTAIN
                [ ]               [ ]             [ ]

----------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
3. Approval of Shareholder Proposal Relating to                 4. In their discretion the Proxies are authorized to
Tabulation of Votes.                                            vote upon such other business as may properly come
                                                                before the meeting and any and all postponements or
  FOR             AGAINST         ABSTAIN                       adjournments thereof.
  [ ]               [ ]             [ ]
---------------------------------------------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE                         I Plan to
Please mark the box if you have   [ ]            Attend      [ ]
written comments or an address                   Meeting
change on the reverse side

-------------------------------------
***IF YOU WISH TO VOTE BY TELEPHONE,
PLEASE READ THE INSTRUCTIONS BELOW***
-------------------------------------




Signature _______________________________________ Signature _______________________________________ Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.
----------------------------------------------------------------------------------------------------------------------------------
                                                 *FOLD AND DETACH HERE*

                                                  *VOTE BY TELEPHONE*

                                             QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

----------------------------------------------------------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press 1.
----------------------------------------------------------------------------------------------------------------------------------
                                  When asked, please confirm your vote by Pressing 1.
----------------------------------------------------------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
----------------------------------------------------------------------------------------------------------------------------------
   Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
               To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

   Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

                                  When asked, please confirm your vote by Pressing 1.
----------------------------------------------------------------------------------------------------------------------------------
                             PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
----------------------------------------------------------------------------------------------------------------------------------
                                                Thank you for voting.

                                                        -------------------------------- 3" --------------------------------
                                                        --------------------------------------------------------------------

                                                                                  CONTROL NUMBER
                                                                        -----------------------------------
Call ** Toll Free ** On a Touch Tone Telephone                                    123 456 789 12
        1-800-840-1208 - ANYTIME                    1 1/2"              -----------------------------------
  There is NO CHARGE to you for this call.
                                                                             THIS AREA TO BE LEFT BLANK
                                                                           CMSS TO IMPRINT CONTROL NUMBER

                                                        --------------------------------------------------------------------

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